UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2025 (April 10, 2025)

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway,

New York, New York, 10019

(Address of principal executive offices, including zip code)

(212) 275-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	WMG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of CFO

On April 10, 2025, an affiliate of Warner Music Group Corp. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Armin Zerza, pursuant to which he will be appointed Executive Vice President and Chief Financial Officer of the Company, effective May 5, 2025.

Most recently, Mr. Zerza, age 55, served as CFO of Activision Blizzard. Beginning in 2015, Mr. Zerza served as CFO and then COO of Blizzard Entertainment and as Chief Commercial Officer and then CFO of Activision Blizzard. Beginning in 2004, Mr. Zerza served successively as Director, Mergers & Acquisitions, CFO, Europe Baby Care and CFO, Latin America for Procter & Gamble. Mr. Zerza holds a master’s degree in economics and commerce from the Vienna University of Economics and Business.

The Employment Agreement has a term of approximately 4 years ending on May 12, 2029 and provides for a base salary of $1,200,000, a target annual cash bonus of $1,800,000 (with the actual award value to be determined by the Company in its sole discretion based on factors including the strength of Mr. Zerza’s performance and the performance of the Company) and an annual grant of Restricted Stock Units or RSUs with an aggregate pre-tax, grant date target value of $6,000,000. The RSUs will be granted under the Company’s 2020 Omnibus Incentive Plan, and will be subject to the terms and conditions of the Plan. The Employment Agreement also provides that Mr. Zerza will receive a one-time signing bonus payment of $1,000,000 and a one-time award of options to purchase Class A common stock of the Company with an aggregate pre-tax, grant date target value of $4,000,000. The options will vest in four equal installments on each of the first four anniversaries of the grant date.

The Employment Agreement further provides that, if Mr. Zerza’s employment is terminated by the Company without “cause” or by Mr. Zerza for “good reason,” subject to his execution of a release of claims in favor of the Company, he will receive 18 months of his base salary paid over 12 months and 100% of his target bonus for the fiscal year of termination. If Mr. Zerza’s employment is terminated in connection with a change of control of the Company, Mr. Zerza will receive 12 months of his total annual compensation (salary plus target bonus plus RSU target) in cash paid over 12 months. If, at the end of the term, there is a “qualifying non-renewal,” Mr. Zerza will receive 12 months of his base salary paid over 12 months and a prorated bonus for the fiscal year of termination.

There are no family relationships between Mr. Zerza and any director or executive officer of the Company, and no arrangements or understandings between Mr. Zerza and any other person pursuant to which he was selected as CFO. Mr. Zerza is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Employment Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2025.

Departure of CFO

On April 14, 2025, the Company announced that Bryan Castellani will step down as Executive Vice President and CFO, effective May 5, 2025.

The Company expects to enter into a Separation Agreement (the “Separation Agreement”) with Mr. Castellani pursuant to which Mr. Castellani will provide advisory services to the Company in order to facilitate an orderly transition. In addition to the benefits provided by his Employment Agreement, the Company expects the Separation Agreement to provide that Mr. Castellani will receive certain other benefits.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2025.

Item 7.01	Regulation FD Disclosure.

On April 14, 2025, the Company issued a press release announcing the leadership changes described in this Current Report on Form 8-K. A copy of the press release is furnished hereto as Exhibit 99.1.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 14, 2025.

104	Cover Page Interactive Data File (formatted embedded within the Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warner Music Group Corp.

Date: April 14, 2025	By:	/s/ Paul M. Robinson
Paul M. Robinson Executive Vice President and General Counsel